Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273308

Prospectus Supplement No. 4 to Prospectus dated October 17, 2023

Marizyme, Inc.

Up to 915,071,257 Shares of Common Stock

This Prospectus Supplement No. 4 (“Prospectus Supplement No. 4”) relates to the Prospectus of Marizyme, Inc. (“we,” “us,” “our,” or the “Company”), dated October 17, 2023 (Registration No. 333-268187) (the “Prospectus”), relating to the resale of up to 915,071,257 shares of common stock, par value $0.001 per share (“common stock”), of the Company that may be sold from time to time by the selling stockholders named in the Prospectus, which consist of:

●	13,971,324 shares of outstanding common stock held by existing stockholders;

●	221,939,338 shares of common stock issuable upon the conversion of the Company’s outstanding 10% Secured Convertible Promissory Notes (the “Convertible Notes”), assuming that all convertible debts and other liabilities under the Convertible Notes are converted into shares of common stock, without regard to any applicable limitations or restrictions;

●	380,986,336 shares of common stock issuable upon the exercise of the Company’s outstanding Class C Common Stock Purchase Warrants, without regard to any applicable limitations or restrictions;

●	66,159,434 shares of common stock issuable upon the conversion of the Company’s outstanding 15% Original Issue Discount Unsecured Subordinated Convertible Promissory Notes (the “OID Convertible Notes”), assuming that the OID Convertible Notes are held until maturity and that all convertible debts and other liabilities under the OID Convertible Notes are converted into shares of common stock, without regard to any applicable limitations or restrictions;

●	84,546,202 shares of common stock issuable upon the exercise of the Company’s outstanding Class E Common Stock Purchase Warrants, without regard to any applicable limitations or restrictions;

●	80,796,202 shares of common stock issuable upon the exercise of the Company’s outstanding Class F Common Stock Purchase Warrants, without regard to any applicable limitations or restrictions; and

●	66,672,421 shares of common stock issuable upon the exercise of the Company’s Placement Agent Warrants, without regard to any applicable limitations or restrictions.

Capitalized terms used in this Prospectus Supplement No. 4 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 4 is being filed to include the information in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission (the “SEC”) on December 28, 2023.

This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 filed with the SEC on October 24, 2023, Prospectus Supplement No. 2 filed with the SEC on November 16, 2023, and Prospectus Supplement No. 3 filed with the SEC on November 22, 2023 (the “Prior Supplements”) and is qualified by reference to the Prospectus and the Prior Supplements, except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus and the Prior Supplements, and may not be delivered without the Prospectus and the Prior Supplements.

Our common stock is quoted for trading on the OTCQB tier of OTC Markets Group, Inc. (“OTCQB”) under the symbol “MRZM”. On December 28, 2023, the last reported sale price of our common stock on the OTCQB was $0.10 per share. We have applied to list our common stock under the symbol “MRZM” on the Nasdaq Capital Market tier operated by The Nasdaq Stock Market LLC. There can be no guarantee that we will successfully list our common stock on the Nasdaq Capital Market. The registration of the selling stockholders’ resale of the Company’s common stock as described in the Prospectus was not conditioned upon our successful listing on the Nasdaq Capital Market.

We are a “smaller reporting company” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISKS DESCRIBED IN OR INCORPORATED BY REFERENCE INTO THE “RISK FACTORS” SECTION ON PAGE 12 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 3 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is December 29, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2023

MARIZYME, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53223	82-5464863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Heritage Drive, Suite 205, Jupiter, Florida	33458
(Address of principal executive offices)	(Zip Code)

(561) 935-9955
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable.

Item 1.01 Entry into a Material Definitive Agreement.

Under a letter agreement dated December 21, 2023 between Marizyme, Inc. (the “Company”) and Univest Securities, LLC (the “December 2023 Convertible Notes Letter Agreement”), the 10% Secured Convertible Promissory Notes that were issued pursuant to a certain Unit Purchase Agreement, dated as of December 21, 2021, between the Company and the investor parties to such agreement (the “December 2021 Convertible Notes”), were amended in the following respects: (1) The maturity date of each of the December 2021 Convertible Notes was extended from December 21, 2023 to December 21, 2024, and (2) the definition of the term “Mandatory Default Amount” was amended to mean the amount equal to 135% of the outstanding principal and accrued and unpaid interest on each of the December 2021 Convertible Notes on the date on which the first Event of Default (as defined in each of the December 2021 Convertible Notes) has occurred and the amount of accrued and unpaid interest on each of the December 2021 Convertible Notes from the date of the second anniversary of the date of issuance (i.e., December 21, 2023) until the earlier of the date of the payment or conversion in full or the maturity of each of such December 2021 Convertible Notes.

As a result, at the current conversion price of $0.10 per share and as of the date of this report, additional accrued and unpaid interest on each of the outstanding December 2021 Convertible Notes will become convertible into up to an additional 7,152,965 shares of common stock in aggregate.

The foregoing description of the terms of the December 2023 Convertible Notes Letter Agreement is qualified in its entirety by reference to the full text of such document which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and which is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The offer of securities pursuant to the amendment to the Convertible Notes to provide for conversion of the Amended Mandatory Default Amount and the issuance of the Placement Agent Warrants described above was made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder for transactions not involving a public offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Letter Agreement between Marizyme, Inc. and Univest Securities, LLC, as Unitholder Representative for the Investors, dated December 21, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Marizyme, Inc. has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2023	MARIZYME, INC.

	By:	/s/ David Barthel
David Barthel
Chief Executive Officer

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